Exhibit 10.46

HANSEN MEDICAL, INC.

October 21, 2009

Christopher Sells

[address]

Dear Chris:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. You and the Company have agreed that you will resign from your employment with the Company effective October 22, 2009 (the “Termination Date”). Though the Company is under no obligation to do so, it has offered you the opportunity to provide transition services to the Company pursuant to the term and conditions of the Consulting Agreement, a copy of which is attached as Exhibit A hereto (the “Consulting Agreement”).

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation ‘period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO (less all applicable withholding taxes and other deductions). You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement and the Consulting Agreement.

4. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the period ending March 31,

Christopher Sells

October 21, 2009

2010, (b) the expiration of your continuation coverage under COBRA, or (c) the date when you become eligible for health insurance in connection with new employment or self-employment. In addition, the Company’s obligation to pay your COBRA premiums will terminate if (x) you begin full-time employment with another entity, (y) you terminate the Consulting Agreement or (z) if the Company terminates the Consulting Agreement due to your breach of this Agreement, the Consulting Agreement or your Proprietary Information and Inventions Agreement. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance

5. Equity Awards.

(a) You hold the following outstanding equity awards (collectively, the “Awards”): (i) an option to purchase 150,000 shares of the Company’s Common Stock granted to you on August 5, 2008 at an exercise price of $12.15 per share (the “First Option”), (ii) an option to purchase 50,000 shares of the Company’s Common Stock granted to you on March 3, 2009 at an exercise price of $3.26 per share (the “Second Option”) and (iii) 5,000 restricted stock units granted to you on August 5, 2008 (the “RSUs”). As of the Termination Date, you will be vested in 50,000 of the shares subject to the First Option, 7,291 of the shares subject to the Second Option and none of the RSUs.

(b) Following the Termination Date, the Awards will remain outstanding and continue to vest in accordance with their terms while you provide services pursuant to the Consulting Agreement. In addition, if the Company terminates the Consulting Agreement prior to December 31, 2009 for any reason other than your breach of this Agreement, the Consulting Agreement or your Proprietary Information and Inventions Agreement, then as of such termination you will become vested in a number of additional shares subject to each of the First and Second Options as though you had remained in service to the Company through December 31, 2009 and the RSUs will fully vest. Notwithstanding the foregoing or anything to the contrary in the Company’s 2006 Equity Incentive Plan (the “Plan”), if the Company is subject to a “corporate transaction” (as defined in the Plan) before your service terminates, the Awards may be treated as stock awards held by persons other than current participants in accordance with Section 10(c)(iii) of the Plan. As you know, the Company has announced a need to restate its financial statements. You acknowledge and agree that your ability to exercise the First and Second Options and/or the issuance of the shares subject to the RSUs may be suspended if the Company determines that either would violate applicable laws.

(c) Except as otherwise set forth herein, the Stock Option Agreements and Restricted Stock Unit Agreement governing the Awards will remain in full force and effect and you agree to remain bound by those Agreements.

Christopher Sells

October 21, 2009

6. Release of All Claims. In consideration for the opportunity to provide services pursuant to the Consulting Agreement which means you will continue to receive additional compensation from the Company and continue to vest in the Awards, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code.

7. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

9. Other Agreements. At all times in the future, you will remain bound by the Consulting Agreement and your Proprietary Information and Inventions Agreement with the Company, a copy of which is attached as Exhibit B hereto. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company (including, without limitation, the Retention Agreement, dated October 28, 2009, between you and the Company) and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10. Company Property. You agree that, on or prior to October 27, 2009, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

Christopher Sells

October 21, 2009

11. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that its current officers and directors will never make any negative or disparaging public statements (orally or in writing) about you, except as required by law.

12. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

13. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

14. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Christopher Sells

October 21, 2009

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Dr. Frederic H. Moll, M.D.
Dr. Frederic H. Moll, M.D.
President & Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Christopher Sells
Signature of Christopher Sells

Dated: 10-21-2009

Exhibit A

CONSULTING AGREEMENT

Effective October 22, 2009 (“Effective Date”), Christopher Sells, an individual residing at the address appearing below his signature block (“Consultant”) and Hansen Medical, Inc., a Delaware corporation having a principal place of business at 800 E. Middlefield Road, Mountain View, CA 94043 (“Company”) agree as follows:

Whereas, until the Effective Date of this Agreement, Consultant was an employee of Company and served as its Senior Vice President, Commercial Operations; and

Whereas, Company and Consultant have agreed that Consultant will resign from, and terminate his employment with, the Company on the Effective Date and will transition immediately into a consulting role in accordance with the terms of this Agreement;

Wherefore, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this agreement (“Agreement”), Company will pay Consultant in accordance with Exhibit A.

2. Ownership Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietaty Information.” Consultant will hold in confidence and not disclose or, except in performing the Selvices, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. As additional protection for Proprietary Information, Consultant agrees that (i) until one year after expiration or termination of this Agreement, Consultant will not encourage or solicit any employee or consultant of Company to leave Company for any reason, and (ii) during the period that he is providing Services to the Company, (A) Consultant shall not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company and (B) Consultant will not accept employment with or directly or indirectly provide any type of services for Intuitive Surgical, Inc., Corindus Inc., or Catheter Robotics, Inc. to the extent such employment or services would compete with Hansen’s present or anticipated business. Consultant will notify Company within five (5) business days of if and when Consultant accepts full time employment, and shall provide the identity of the full-time employer and the time employment with that company commenced.

d. To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4. Former or Conflicting Obligations. Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the effective date of this Agreement. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof

5. Termination.

a. This Agreement will automatically terminate on the earlier of (i) the last day of the term specified on Exhibit A and (ii) the date Consultant accepts full time employment. Prior to such date, either party may terminate this Agreement with or without cause upon notice to the other party. Upon termination, the Company shall pay Consultant all unpaid, undisputed amounts due for the Services completed prior to such termination within ten (10) business days of the date of termination. Notwithstanding the foregoing, if the Company terminates this Agreement for any reason other than Consultant’s breach of this Agreement, Consultant’s Proprietary Information and Inventions Agreement with the Company or the separation agreement, dated October 20, 2009, between Consultant and the Company, then the Company will continue to pay Consultant any unpaid installments of the compensation set forth in Item 3 of Exhibit A.

b. Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

6. Independent Contractor; No Employee Benefits. Consultant under this Agreement is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to any to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction of Consultant.

7. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this agreement in whole or part.

8. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice,. or if sent by email, but only upon receipt of the email being acknowledged by the recipient.

If to Consultant:	The contact information appears below Consultant’s signature block.

If to Company:	Hansen Medical, Inc.
800 E. Middlefield Road
Mountain View, CA 94043
Attn: Chief Executive Officer
Tel: (650) 404-5800

9. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing patty will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. .

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Christopher Sells	HANSEN MEDICAL, INC.

/s/ Christopher Sells	By	/s/ Fred Moll, CEO
Fred Moll, CEO
Printed (Name and Title)

Consultant’s contact info:

Mobile:

Email:

Home address: [address]

EXHIBIT A

1. Term: From the Effective Date until December 31, 2009.

2. Reporting to the Chief Executive Officer (the “CEO”) and other executives that the CEO may designate from time to time.

3. Payment of $6,765 on October 31, 2009, $19,791.50 on November 15, 2009, $19,791.50 on November 30, 2009, $19,791.50 on December 15,2009 and $19,791.50 on December 31,2009. Consultant will invoice the Company monthly.

4. Unless specifically requested to do so, Consultant shall not speak on Company’s behalf to any third party. All inquiries to Consultant shall immediately be passed to the person to whom Consultant reports. At the Company’s discretion, approval to speak with preapproved third parties for the completion of projects may be granted without the need to seek approval for each individual communication.

5. Expenses, including Consultant’s time, for pre-approved travel will be reimbursed by the Company.

6. “Services” means work conducted by Consultant at the request of the Company’s CEO or his delegate to facilitate transition of the Company’s commercial activities. Consultant shall make himself available to provide up to 20 hours of Services per week.